UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): April 5, 2016

Commission File Number 000-54530

GOPHER PROTOCOL INC.

(Exact name of small business issuer as specified in its charter)

Nevada	27-0603137
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

23129 Cajalco Road, Perris, CA 92570

(Address of principal executive offices)

888-685-7336

(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors;
Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 5, 2016, Erik Klinger was appointed by Gopher Protocol Inc. (the “Company”) to serve as the Chief Financial Officer of the Company.

There is no understanding or arrangement between Mr. Klinger and any other person pursuant to which he was appointed as an executive officer.  Mr. Klinger does not have any family relationship with any director, executive officer or person nominated or chosen by us to become an executive officer.  Mr. Klinger has not had direct or indirect material interest in any transaction or proposed transaction, in which the Company was or is a proposed participant, exceeding $120,000.

Erik Klinger is an executive with over 20 years of experience. Mr. Klinger is the founder and CEO of Dealounge, an online deal platform that specializes in distributing under-covered merger and acquisition deals in the lower middle market to a broader audience of private equity firms, strategic acquirers and family offices. From 2011 through 2014, Mr. Klinger founded and operated Ocelot Partners, a due diligence and advisory firm. From 2004 through 2011, Mr. Klinger co-founded and operated a financial staffing firm that focused on placing interim CFOs and Controllers in public and private companies. Mr. Klinger began his career at Andersen Consulting from 1992 through 1994 and at PricewaterhouseCoopers LLP from 1994 through 1997, both located in New York. Mr. Klinger received a Bachelor of Arts in Engineering Sciences modified with Economics from Dartmouth College in 1992 and a MBA in Finance from the Anderson School at UCLA in 1999.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GOPHER PROTOCOL INC.

By:	/s/ Michael Murray
Name: Michael Murray
Title: CEO

Date:	April 6, 2016
Rockville Centre, New York